Exhibit 3.8

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CANO PETROLEUM, INC.

Cano Petroleum, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.                                       The following amendment to the Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

2.                                       The first sentence of Article IV of the Certificate of Incorporation is amended to increase the number of authorized shares of common stock of the Corporation from fifty million (50,000,000) to one hundred million (100,000,000) by deleting the phrase “50,000,000 shares of common stock at $0.0001 par value,” and inserting in lieu thereof the phrase “100,000,000 shares of common stock at $0.0001 par value,”.  This amendment shall have no effect on the authorized preferred stock of the Corporation, which shall remain the same.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation as of the 8th day of January, 2007.

CANO PETROLEUM, INC.,
a Delaware corporation

By:	/s / S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and CEO